EXHIBIT 15





The Board of Directors
JLG Industries, Inc.

We are aware of the incorporation by reference in the registration statements (Form S-8 No. 33-60366, Form S-8 No. 2-87955 and Form S-8 No. 33-75746) of JLG Industries, Inc. of our report dated November 11, 1996, relating to the unaudited condensed consolidated interim financial statements of JLG Industries, Inc. which are included in its Form 10-Q for the quarter ended October 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

Ernst & Young LLP

Baltimore, Maryland
November 11, 1996